Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVANCED LIFE SCIENCES HOLDINGS, INC.

ONE. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of Advanced Life Sciences Holdings, Inc., originally incorporated December 10, 2004, as heretofore supplemented or amended.

TWO. The text of the Second Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLE 1

Name

The name of the corporation is Advanced Life Sciences Holdings, Inc. (the “Corporation”).

ARTICLE 2

Registered Office and Registered Agent

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 1980l, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE 4

Capital Stock

4.1           Amount.  The Corporation has the authority to issue Six Hundred Twenty-Five Million (625,000,000) shares of capital stock (“Stock”).

4.2           Preferred Stock.  The Corporation has the authority to issue up to Five Million (5,000,000) of the initial Six Hundred Twenty-Five Million (625,000,000) shares as a separate and single class of shares known as “Preferred Stock,” which may be issued in one or more series. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

4.3           Common Stock.  Of the Six Hundred Twenty-Five Million (625,000,000) shares the Corporation has authority to issue, Six Hundred Twenty Million (620,000,000) shares will constitute a separate class of shares known as “Common Stock,” which shall have $0.01 par value per share.

4.4           The following is a description of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Common Stock.

(a)           Voting.  At every meeting of the stockholders of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock registered in the name of the holder on the transfer books of the Corporation. Except as otherwise required by law, the holders of Common Stock shall vote together as a single class, subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on all matters submitted to a vote of stockholders of the Corporation.

(b)           Dividends and Other Distributions.  Subject to the rights of the holders of Preferred Stock, holders of Common Stock are entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions.

(c)           Liquidation, Dissolution and Winding Up.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation are distributed pro rata to the holders of shares of Common Stock. For purposes of this subsection (c), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving the consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

(d)           Reorganizations and Consolidations.  In case of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Common Stock is entitled to receive with respect to that share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon the reorganization, consolidation or merger by any other holder of Common Stock.

4.5           The number of authorized shares of Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock, irrespective of the provisions of Section 242(b)(2) of DGCL or any corresponding provision hereinafter enacted.

4.6           No holder of Stock of the Corporation has any preemptive or preferential right of subscription to any shares of any class of Stock of the Corporation whether now or hereafter authorized, or to any obligation convertible into stock of the Corporation, or any right of subscription therefore, other than such rights, if any, as the Board of Directors in its discretion from time to time determines.

ARTICLE 5

Board of Directors

5.1           The business and affairs of the Corporation are managed by or under the direction of a Board of Directors. The number of directors of the Corporation constituting the whole board are fixed in the manner provided in the by-laws. The election of directors need not be by ballot.

5.2           The directors are divided into three classes, Class I, Class II and Class III. The initial term of office of the Class I, Class II and Class III directors expired at the annual meeting of stockholders in 2006, 2007, and 2008, respectively. The number of directors are apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. In no case will a decrease in the number of directors shorten the term of any incumbent director even though such decrease may result in an inequality of the classes until the expiration of such term. A director shall hold office until the annual meeting of the year in which his or her term expires and until his or her successor are elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Except as required by law or the provisions of this Third Amended and Restated Certificate of Incorporation, all vacancies on the Board of Directors and newly created directorships are filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Notwithstanding anything to the contrary contained in this Third Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote generally in the election of directors are required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article 5.

5.3           Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship are governed by the terms of this Third Amended and Restated Certificate of Incorporation and any resolutions of the Board of Directors applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article 5.

5.4           Subject to the rights of the holders of any classes or series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all the shares of the Corporation entitled to vote for the election of directors.

ARTICLE 6

Amendment of By-laws

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors expressly is authorized to make, alter, amend and repeal the by-laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or this Third Amended and Restated Certificate of Incorporation, subject to the power of the stockholders of the Corporation to amend, alter or repeal any by-laws made by the Board of Directors.

ARTICLE 7

Stockholder Meetings

Subject to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Subject to the rights of the holders of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the

Chairman of the Board or by the Board of Directors pursuant to a resolution. Business transacted at any special meeting of stockholders are confined to the purpose or purposes of the meeting as stated in the notice of the meeting. Notwithstanding anything contained in this Third Amended and Restated Certificate of Incorporation to the contrary, any amendment to or deletion of this Article 7 shall require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE 8

Limitation of Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If DGCL is amended after approval of this Article by the stockholders to authorize the further elimination or limitation of the liability of directors, then the liability of directors are eliminated or limited to the full extent authorized by the DGCL, as so amended.

ARTICLE 9

Amendment of Certificate

Subject to the provisions of this Third Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in this Third Amended and Restated Certificate of Incorporation are granted subject to this reservation.

THREE. This Third Amended and Restated Certificate of Incorporation has been duly approved by the Board of the Corporation.

FOUR. This Third Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law. This Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 8th day of April, 2010.

/s/ Michael T. Flavin
Michael T. Flavin
Chief Executive Officer